Exhibit 10.4.8

FIRST AMENDMENT
TO
CONAGRA BRANDS, INC.
VOLUNTARY DEFERRED COMPENSATION PLAN
(January 1, 2017 Restatement)
WHEREAS Conagra Brands, Inc. (the “Company”) sponsors the Conagra Brands, Inc. Voluntary Deferred Compensation Plan, effective January 1, 2017 (the “Plan”); and
WHEREAS, the Company’s Employee Benefits Investment Committee (the “Investment Committee”) has the authority, pursuant to Section 7.1 of the Plan, to select the deemed investments available to Plan participants; and
WHEREAS, the Investment Committee desires to amend the Plan to remove the Company stock fund as a notional investment option under the Plan; and
WHEREAS, the definition of compensation in the Plan is revised to keep the same components but related to the current 401(k) plan instead of the frozen pension plan.
NOW, THEREFORE, the Plan is amended, effective January 1, 2018, in the following respects:
1.    This first sentence of the second paragraph of the Plan is amended to read as follows:
“The Plan was established and is maintained by Conagra Brands, Inc. (the “Company”) to permit certain key employees of the Company and of corporations that are related to the Company to defer the receipt of a portion of their income.”
2.    The second sentence of the second paragraph of Section 3.2 of the Plan shall be amended to read as follows:
“Compensation, for purposes of calculating Employer Matching Contributions, shall be “Compensation” as defined under the Conagra Brands Retirement Income Savings Plan plus any Employee deferrals made pursuant to Section 3.1.”
3.    Section 7.2 of the Plan shall be deleted in its entirety, and the remaining sections renumbered accordingly.

4.    Section 7.4 of the Plan (renumbered as Section 7.3) shall be amended to read as follows:
“7.3 Funding. The Company, by action of the Human Resources Committee, may establish one or more rabbi trusts for the Plan. Notwithstanding any other provisions of the Plan or the existence of any rabbi trust, the Plan shall be unfunded and the Participants in the Plan shall be no more than general, unsecured creditors of the Employer with regard to benefits payable pursuant to the Plan. Any such trust(s) shall be subject to all the provisions of the Plan, shall be property of the Company until distributed, and shall be subject to the Company’s general, unsecured creditors and judgment creditors. Any such trust(s) shall not be deemed to be collateral security for fulfilling any obligation of the Employer to the Participants. Except to the extent otherwise determined or directed by the Board or Human Resources Committee, the Company’s policy related to deposits and withdrawals from any trust(s), and the terms of any trust(s), shall be determined by the Investment Committee.”
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on its behalf, by its officer duly authorized, this 21st day of December, 2017.

CONAGRA BRANDS, INC.
By: /s/ Ryan Egan______________________ Vice President of Human Resources

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